EXHIBIT 10.29

______________, 2013

[Name]
[Title]

Re:    WESTLAKE CHEMICAL CORPORATION
RESTRICTED STOCK UNIT AWARD

Dear [Name]:

Westlake Chemical Corporation (the "Company") is pleased to notify you that you have been granted an award ("Award") of [______] units ("Restricted Stock Units"), each such unit representing one share of Common Stock of the Company. Upon the vesting of this Award pursuant to Paragraph 2 below, this Award of Restricted Stock Units will be settled by the issuance to you of one share of Common Stock for each Restricted Stock Unit awarded hereunder. This Award is granted effective _________, 2013 (the "Grant Date"), subject to the following terms and conditions:

1.
Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the "Plan") and administrative interpretations thereunder, if any, which have been adopted by the Administrator and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	Vesting Schedule.

(a)	This Award shall vest in accordance with the following schedule:

Period Beginning	Per Cent of Shares Vested
February 15, 2014	0%
February 15, 2015	0%
February 15, 2016	100%

You must be in continuous regular, full-time employment with the Company or any of its Subsidiaries from the Grant Date through the date this Award is scheduled to vest in order for the Award to vest. During the period of time between the Grant Date and the earlier of the date the Restricted Stock Units vest or are forfeited, the Restricted Stock Units will be evidenced by a book entry account in the Company's records. Fractional shares will be rounded for purposes of vesting in accordance with Plan policy.

(b)
All Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to death.

3.	Forfeiture of Award. If your employment terminates other than by reason of death, all unvested Restricted Stock Units as of the termination date shall be forfeited.

4.
Distribution Following Termination of Restrictions. Subject to the other provisions of this Award and the Plan, the Restricted Stock Units shall vest as set forth in Paragraph 2, and shares of Common Stock shall be distributed to you (or your beneficiary) as soon as practicable after the Restricted Stock Units vest, but in no event later than March 15th of the year following the year in which the Restricted Stock Units vest. Distribution of Common Stock will be subject to withholding taxes as described in Paragraph 5, and may be in a form selected by the Company, in its discretion, including deposit into a custodial account or delivery of a stock certificate.

Effective January 1, 2009, the Company adopted a "Stock Ownership Policy" that will require you to retain 50% of any shares of Common Stock you receive upon the settlement of any Restricted Stock Unit Awards that are granted after January 1, 2009, until such time that you separate service with the Company. Therefore, once you have received your vested distribution of Common Stock, net of any shares withheld to cover taxes at time of vesting, 50% of the shares will be available to you for sale or transfer according to Plan provisions subject to any applicable trading windows. However, the remaining 50% of the shares will continue to have a restriction so that the shares will not be available for sale or transfer until such time that you separate service with the Company.

5.
Withholding. At the time of issuance of Common Stock upon the vesting of the Restricted Stock Units, the Company shall withhold an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to this Award. The distribution of Common Stock described in Paragraph 4 will be net of such shares of Common Stock that are withheld to satisfy applicable taxes pursuant to this Paragraph. In lieu of withholding of shares of Common Stock, the Administrator may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Administrator determines may be appropriate to satisfy all obligations for withholding of such taxes.

6.
Assignment of Award. Your rights under the Plan and this Restricted Stock Unit Award are personal; no assignment or transfer of your rights under and interest in this Award may be made by you other than by will or by the laws of descent and distribution.

7.
Dividend Equivalents. You are entitled to receive Dividend Equivalents paid in cash with respect to the Restricted Stock Units from the Grant Date until the earlier of the date that Common Stock is delivered to you in satisfaction of this Award or the date this Award is forfeited.

8.
Voting Rights. You do not have voting rights with respect to the Restricted Stock Units. You will be entitled to vote shares of Common Stock you retain that are issued to you in settlement of this Award.

9.	No Employment Guaranteed. No provision of this Restricted Stock Unit Award shall give you any right to continued employment with the Company or any Subsidiary.

10.
Requirements of Law and Stock Exchanges. Your rights to the Restricted Stock Units and the issuance and delivery of the Common Stock to which such Restricted Stock Units relate are subject to compliance with all applicable requirements of law. In addition, the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted.

11.	Governing Law. This Restricted Stock Unit Award shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

12.
Section 409A of the Code. This Award is intended to be exempt from Section 409A of the Code ("Section 409A") by reason of compliance with the short-term deferral exemption specified in Treasury Regulation Section 1.409A-1(b)(4), and the provisions of this Award shall be administered, interpreted and construed accordingly.

In conjunction with this Award we are required to provide you with the latest relevant SEC filings by the Company; therefore, we refer you to the SEC Filings section of our web page, www.westlake.com. If you have any questions regarding this Award, you may contact Mr. David Hansen, Sr. Vice President, Administration, at 713-960-9111.

Yours very truly,

Albert Chao
President & CEO